Filed Pursuant to Rule 433

Registration Statement No. 333-163800

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated July 26, 2010 and Prospectus dated December 17, 2009)

July 26, 2010

US$1,000,000,000 2.10% Notes due August 2, 2013

US$2,000,000,000 3.00% Notes due August 4, 2015

2.10% Notes due August 2, 2013

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa1/AA; Negative/Stable (Moody’s/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	July 26, 2010

Settlement Date:	August 3, 2010 (T+6)

Maturity Date:	August 2, 2013

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement

Coupon:	2.10%

Price to Public:	99.936%

Benchmark Treasury:	1.000% due July 2013

Benchmark Treasury Spot and Yield:	100-04 1/2 / 0.952%

Re-offer Spread to Benchmark Treasury:	117 basis points

Re-offer Yield:	2.122%

Gross Spread:	25 basis points

All-in Price:	99.686%

Interest Payment Dates:	Payable semi-annually in arrears on February 2 and August 2 of each year, commencing February 2, 2011 and ending on the Maturity Date, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$996,860,000

Business Days:	Any calendar day that is not a Saturday, Sunday or legal holiday in New York, London or Sydney and on which commercial banks are open for business in New York, London and Sydney

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214BM4

ISIN:	US961214BM40

Joint Active Bookrunners:	HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

3.00% Notes due August 4, 2015

Issuer:	Westpac Banking Corporation

Principal Amount:	US$2,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa1/AA; Negative/Stable (Moody’s/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	July 26, 2010

Settlement Date:	August 3, 2010 (T+6)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement

Maturity Date:	August 4, 2015

Coupon:	3.00%

Price to Public:	99.540%

Benchmark Treasury:	1.875% due June 2015

Benchmark Treasury Spot and Yield:	100-21 3/4 / 1.730%

Re-offer Spread to Benchmark Treasury:	137 basis points

Re-offer Yield:	3.10%

Gross Spread:	35 basis points

All-in Price:	99.190%

Interest Payment Dates:	Payable semi-annually in arrears on February 4 and August 4 of each year, commencing February 4, 2011 and ending on the Maturity Date, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,983,800,000

Business Days:	Any calendar day that is not a Saturday, Sunday or legal holiday in New York, London or Sydney and on which commercial banks are open for business in New York, London and Sydney

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214BN2

ISIN:	US961214BN23

Joint Active Bookrunners:	HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated July 26 2010 and Prospectus dated December 17, 2009)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get this documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities Inc. at 1-212-834-4533 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.